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                                                                    Exhibit 23-f



                        CONSENT OF McKENNA & CUNEO L.L.P.

We hereby consent to the reference to our firm in the Notes to Financial Statements of the A&D Business in the Proxy Statement-Prospectus constituting a part of the Registration Statement on Form S-4 of New Rockwell International Corporation ("New Rockwell") with respect to shares of Common Stock, par value $1 per share, of New Rockwell (including the associated Preferred Share Purchase Rights) and shares of Class A Common Stock, par value $1 per share, of New Rockwell (including the associated Preferred Share Purchase Rights) and the Registration Statement on Form S-4 of The Boeing Company with respect to shares of Common Stock, $5.00 par value, of The Boeing Company (including the associated Preferred Stock Purchase Rights).

                                       McKENNA & CUNEO L.L.P.


October 24, 1996